AMISANO HANSON
A PARTNERSHIP OF INCORPORATED PROFESSIONALS                CHARTERED ACCOUNTANTS









March 24, 2006


Securities and Exchange Commission
Washington, DC
USA  20549

Dear Sirs:

We have read Item 4.01 of Form 8-K dated March 24, 2006 of Logicom, Inc. and are in agreement with statements contained in Item 4.01 on Page 20 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

We hereby confirm that there were no "reportable events" (as defined in Item 304(a)(v) of Regulation S-K) that occurred within the two most recent fiscal years of Logicom, Inc.

Sincerely,


"Amisano Hanson"


Amisano Hanson
Chartered Accountants






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